Exhibit 99.1

NEWS RELEASE
Cabot Oil & Gas Corporation
840 Gessner Rd., Houston, Texas 77024-4152
P. O. Box 4544, Houston, Texas 77210-4544
(281) 589-4600

FOR RELEASE	FOR MORE INFORMATION CONTACT
February 21, 2013	Scott Schroeder (281) 589-4993

Cabot Oil & Gas Corporation Announces Full-Year 2012 Results
Production Growth Exceeds 40 Percent for Second Consecutive Year

HOUSTON, Feb. 21, 2013 /PRNewswire/ — Cabot Oil & Gas Corporation (NYSE: COG) today reported its financial results for the fourth quarter and full-year ended December 31, 2012. Highlights for the year include:

•                  Record production of 267.7 billion cubic feet equivalent (Bcfe), an increase of 43 percent over 2011.

•                  Achieved production growth greater than 40 percent for the second consecutive year.

•                  Record revenues of $1.2 billion, the first time Cabot has surpassed the billion dollar mark.

•                  Record cash flow from operations of $652.1 million, an increase of 30 percent over 2011.

•                  Record discretionary cash flow of $680.1 million, an increase of 24 percent over 2011.

“2012 was one of our best years ever as we delivered top level production growth with best in class finding costs from a 100 percent organic growth investment program,” said Dan O. Dinges, Chairman, President and Chief Executive Officer.  “Despite a challenging natural gas price environment we were able to achieve record revenues and cash flows, while maintaining a strong balance sheet.”

Full-Year 2012

Equivalent production was 267.7 Bcfe in 2012, with 253.2 billion cubic feet (Bcf) of natural gas production and 2.4 million barrels of liquids production. These figures represent increases of 43 percent, 42 percent, and 67 percent, respectively, compared to 2011.  “Excluding property sales, we achieved an annual equivalent production growth rate of approximately 49 percent for 2012,” commented Dinges.

Cash flow from operations was $652.1 million in 2012, compared to cash flow from operations of $501.8 million in 2011. Discretionary cash flow was $680.1 million in 2012, compared to discretionary cash flow of $549.2 million in 2011. Higher equivalent production and higher realized crude oil prices drove the overall improvement in cash flow from operations and discretionary cash flow compared to 2011. This was partially offset by lower realized natural gas prices and increased operating expenses associated with higher production.

Net income was $131.7 million in 2012, or $0.63 per share, compared to net income of $122.4 million, or $0.59 per share, in 2011. Excluding the effect of selected items (detailed in the table below), net income was $138.9 million, or $0.66 per share, in 2012, compared to $139.2 million, or $0.67 per share, in 2011. Net income excluding selected items was down slightly compared to 2011 primarily due to a change in the treatment of deferred income taxes as a special item.

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Natural gas price realizations, including the effect of hedges, were $3.67 per thousand cubic feet (Mcf) in 2012, down 18 percent compared to 2011. Oil price realizations, including the effect of hedges, were $101.65 per barrel (Bbl) in 2012, up 12 percent compared to 2011.

While total expenses trended higher between years primarily as a result of higher production volumes, aggregate per unit costs (including financing) decreased to $3.69 per thousand cubic feet equivalent (Mcfe) in 2012, down 9 percent compared to 2011. All operating expense categories decreased on a per unit basis in 2012 except for transportation and gathering expense and taxes other than income expense. Transportation and gathering expense per unit was $0.54 per Mcfe in 2012, up 38 percent from $0.39 per Mcfe in 2011.This resulted primarily from increased production in the Company’s Marcellus Shale operations along with marginal increases in gathering and transportation rates. Taxes other than income expense per unit was $0.18 per Mcfe in 2012, up 20 percent from $0.15 per Mcfe in 2011.This resulted primarily from the assessment of an impact fee on Marcellus Shale production that was implemented in early 2012 by the state of Pennsylvania.

Fourth Quarter 2012

Production in the fourth quarter of 2012 was 78.8 Bcfe, with 74.8 Bcf of natural gas production and 647 thousand barrels of liquids production. These figures represent a 44 percent increase in equivalent production compared to the fourth quarter of 2011, driven by a 45 percent increase in natural gas production over the same period.  Natural gas production for the fourth quarter increased 19 percent over the third quarter as the Company completed a record number of frac stages and brought on additional infrastructure capacity during the quarter.  “The exceptional efforts from our employees, in conjunction with the dedicated work from our Marcellus service and infrastructure partners during the quarter made this possible,” Dinges stated.

Cash flow from operations in the fourth quarter of 2012 was $197.0 million, compared to cash flow from operations of $126.5 million in the fourth quarter of 2011. Discretionary cash flow in the fourth quarter of 2012 was $223.7 million, compared to discretionary cash flow of $121.0 million in the fourth quarter of 2011. Higher equivalent production and higher realized crude oil prices drove the quarter’s overall improvement, partially offset by lower realized natural gas prices and increased operating expenses associated with higher production.

Net income in the fourth quarter of 2012 was $40.9 million, or $0.19 per share, compared to net income of $26.4 million, or $0.13 per share, in the fourth quarter of 2011. Excluding the effect of selected items (detailed in the table below), net income was $57.1 million, or $0.27 per share, in the fourth quarter of 2012, compared to $40.3 million, or $0.20 per share, in the fourth quarter of 2011.

Natural gas price realizations, including the effect of hedges, were $3.91 per Mcf in the fourth quarter of 2012, down 3 percent compared to the fourth quarter of 2011. Oil price realizations, including the effect of hedges, were $105.40 per Bbl, up 15 percent compared to the fourth quarter of 2011.

Similar to full-year 2012 results, total expenses trended higher between comparable quarters primarily as a result of higher production volumes; however, aggregate per unit costs (including financing) decreased to $3.25 per Mcfe in the fourth quarter of 2012, down 12 percent compared to the fourth quarter of 2011.

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Financial Position and Liquidity

At December 31, 2012, the Company’s total debt was $1,087 million, of which $325 million is outstanding under the Company’s credit facility. Total lender commitments under the Company’s credit facility are $900 million, with $574 million of available credit under its facility at December 31, 2012.

As of December 31, 2012, the Company’s net debt to adjusted capitalization ratio was 33.2%, compared to 30.4% at December 31, 2011 (see attached table for the calculation).

Conference Call

Listen in live to Cabot Oil & Gas Corporation’s fourth quarter financial and operating results discussion with financial analysts on Friday, February 22, 2013, at 9:30 a.m. EDT (8:30 a.m. CDT) at www.cabotog.com. The latest financial guidance, including the Company’s hedge positions, along with a replay of the web cast, which will be archived for one year, are available in the Investor Info section of the Company’s website at www.cabotog.com.

Cabot Oil & Gas Corporation, headquartered in Houston, Texas is a leading independent natural gas producer, with its entire resource base located in the continental United States. For additional information, visit the Company’s homepage at www.cabotog.com.

The statements regarding future financial performance and results and the other statements which are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, market factors, the market price (including regional basis differentials) of natural gas and oil, results of future drilling and marketing activity, future production and costs, and other factors detailed in the Company’s Securities and Exchange Commission filings.

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CABOT OIL & GAS RESULTS - Page 4

OPERATING DATA

	Quarter Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
PRODUCED NATURAL GAS (Bcf) & OIL (MBbl)
Natural Gas
Appalachia	68.5	44.3	226.6	138.0
Other	6.3	7.3	26.6	40.8
Total	74.8	51.6	253.2	178.8

Crude/Condensate/NGL	647	523	2,407	1,443

Equivalent Production (Bcfe)	78.8	54.8	267.7	187.5

PRICES (1)
Average Produced Gas Sales Price ($/Mcf)
Appalachia	$4.03	$3.89	$3.80	$4.32
Other	$2.63	$4.79	$2.61	$4.93
Total	$3.91	$4.02	$3.67	$4.46

Average Crude/Condensate Price ($/Bbl)	$105.40	$91.90	$101.65	$90.49

WELLS DRILLED
Gross	66	76	170	161
Net	36	29	118	96
Gross success rate	99%	100%	98%	99%

(1) These realized prices include the realized impact of derivative instrument settlements.

	Quarter Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
Realized impacts to gas pricing	$0.55	$0.71	$0.89	$0.47

Realized impacts to oil pricing	$9.49	$1.67	$5.00	$1.01

CABOT OIL & GAS RESULTS - Page 5

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)

(In thousands, except per share amounts)

	Quarter Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
Operating Revenues
Natural gas	$293,911	$207,541	$933,640	$796,517
Crude oil and condensate	62,616	46,180	227,933	125,972
Brokered natural gas	10,174	12,243	34,005	51,190
Other	3,178	2,061	8,968	6,185
	369,879	268,025	1,204,546	979,864
Operating Expenses
Direct operations	33,348	30,531	118,243	107,409
Transportation and gathering	45,482	24,612	143,309	73,322
Brokered natural gas	8,122	10,472	28,502	43,834
Taxes other than income	9,001	6,506	48,874	27,576
Exploration	7,928	5,357	37,476	36,447
Depreciation, depletion and amortization	115,984	92,499	451,405	343,141
General and administrative (excluding stock-based compensation)	17,919	16,232	87,728	65,138
Stock-based compensation (1)	10,070	10,181	33,511	39,529
	247,854	196,390	949,048	736,396
Gain (loss) on sale of assets	(16,407)	26,974	50,635	63,382
Income from Operations	105,618	98,609	306,133	306,850
Interest expense and other	16,662	17,735	68,293	71,663
Income before income taxes	88,956	80,874	237,840	235,187
Income tax expense	48,089	54,511	106,110	112,779
Net Income	$40,867	$26,363	$131,730	$122,408
Earnings per share - Basic (2)	$0.19	$0.13	$0.63	$0.59
Weighted average common shares outstanding (2)	209,850	208,601	209,538	208,498

(1) Includes the impact of the Company’s performance share awards, restricted stock amortization, stock appreciation rights and expense associated with the Supplemental Employee Incentive Plan.

(2) All Earnings per share and weighted average commonshare figures have been retroactively adjusted for the 2-for-1 split of the Company’s common stock effective January 25, 2012.

CABOT OIL & GAS RESULTS - Page 6

CONDENSED CONSOLIDATED BALANCE SHEET (Unaudited)

(In thousands)

	December 31,	December 31,
	2012	2011
Assets
Current assets	$270,310	$345,800
Properties and equipment, net	4,310,977	3,934,584
Other assets	35,026	51,109
Total assets	$4,616,313	$4,331,493

Liabilities and Stockholders’ Equity
Current liabilities	$444,139	$343,344
Long-term debt, excluding current maturities	1,012,000	950,000
Deferred income taxes	882,672	802,592
Other liabilities	146,055	130,789
Stockholders’ equity	2,131,447	2,104,768
Total liabilities and stockholders’ equity	$4,616,313	$4,331,493

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)

(In thousands)

	Quarter Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
Cash Flows From Operating Activities
Net income	$40,867	$26,363	$131,730	$122,408
Deferred income tax expense	38,215	17,363	80,929	74,744
Loss (gain) on sale of assets	16,407	(26,974)	(50,635)	(63,382)
Exploration expense	1,882	126	14,000	13,977
Unrealized (gain) loss on derivatives	45	15	494	965
Income charges not requiring cash	126,303	104,071	503,542	400,462
Changes in assets and liabilities	(26,738)	5,509	(27,967)	(47,335)
Net cash provided by operations	196,981	126,473	652,093	501,839

Cash Flows From Investing Activities
Capital expenditures	(258,779)	(222,290)	(927,977)	(891,277)
Proceeds from sale of assets	36,586	321,548	169,326	403,657
Investment in equity method investment	(2,375)	—	(6,863)	—
Net cash (used in) provided by investing	(224,568)	99,258	(765,514)	(487,620)

Cash Flows From Financing Activities
Net increase (decrease) in debt	25,000	(255,000)	137,000	(25,000)
Capitalized debt issuance costs	—	—	(5,005)	(1,025)
Dividends paid	(4,196)	(3,129)	(16,757)	(12,508)
Other	18	(619)	(992)	(1,724)
Net cash (used in) provided by financing	20,822	(258,748)	114,246	(40,257)

Net increase (decrease) in cash and cash equivalents	$(6,765)	$(33,017)	$825	$(26,038)

CABOT OIL & GAS RESULTS - Page 7

Selected Item Review and Reconciliation of Net Income and Earnings Per Share

(In thousands, except per share amounts)

	Quarter Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
As reported - net income	$40,867	$26,363	$131,730	$122,408
Reversal of selected items, net of tax:
(Gain) loss on sale of assets (1)	10,090	(16,217)	(30,940)	(38,790)
Stock-based compensation expense	6,130	5,996	20,476	24,192
Pension expense (2)	—	2,161	12,294	8,869
Unrealized loss (gain) on derivatives (3)	27	2	302	591
Pennsylvania impact fee (4)	—	—	5,067	—
Income tax expense (5)	—	21,961	—	21,961
Net income excluding selected items	$57,114	$40,266	$138,929	$139,231
As reported - earnings per share (6)	$0.19	$0.13	$0.63	$0.59
Per share impact of reversing selected items (6)	0.08	0.07	0.03	0.08
Earnings per share including reversal of selected items (6)	$0.27	$0.20	$0.66	$0.67
Weighted average common shares outstanding (6)	209,850	208,601	209,538	208,498

(1)         The gain on sale in 2012 primarily relates to a $67.0 million gain on the sale of certain of our Pearsall shale undeveloped leaseholds in south Texas in the second quarter of 2012, partially offset by an $18.2 million loss on sale of certain of our south Texas proved oil and gas properties in the fourth quarter. The gain on sale of assets in 2011 primarily relates to a $34.2 million gain from the sale of certain assets in east Texas in the second quarter and an aggregate remaining gain of $29.2 million from the sale of various other properties during the year.

(2)         On July 28, 2010, the Company notified its employees of its plan to terminate its qualified and non-qualified pension plans, effective September 30, 2010. These amounts represent pension expenses related to the plan termination, including settlement costs and expenses related to the acceleration of amortization of prior service costs and actuarial losses over the period. Final settlement of the pension plan occurred as of the end of the second quarter 2012. Pension expense is included in General and administrative expense in the Condensed Consolidated Statement of Operations.

(3)         This unrealized loss (gain) is included in Natural gas revenues in the Condensed Consolidated Statement of Operations and represents the change in fair value related to derivatives not designated as hedging instruments.

(4)         In February 2012, the Pennsylvania state legislature authorized the assessment of an impact fee on Marcellus shale production. This amount represents the initial year accrual related to our 2011 and prior wells. Expense associated with the impact fee are included in Taxes other than income in the Condensed Consolidated Statement of Operations. This was not included as a selected item in 2012.

(5)         Represents an unfavorable charge to income tax expense to reflect an increase in state tax rates used in establishing deferred income taxes mainly due to a shift in the Company’s state apportionment factors to higher rate states, primarily in Pennsylvania, as a result of the Company’s continued focus on development of its Marcellus shale properties. This item was not included as a selected item in 2012.

(6)         All earnings per share and weighted average common share figures have been retroactively adjusted for the 2-for-1 split of the Company’s common stock effective January 25, 2012.

Discretionary Cash Flow Calculation and Reconciliation

(In thousands)

	Quarter Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
Discretionary Cash Flow
As reported - net income	$40,867	$26,363	$131,730	$122,408
Plus / (less):
Deferred income tax expense	38,215	17,363	80,929	74,744
Loss (gain) on sale of assets	16,407	(26,974)	(50,635)	(63,382)
Exploration expense	1,882	126	14,000	13,977
Unrealized loss (gain) on derivatives	45	15	494	965
Income charges not requiring cash	126,303	104,071	503,542	400,462
Discretionary Cash Flow	223,719	120,964	680,060	549,174
Changes in assets and liabilities	(26,738)	5,509	(27,967)	(47,335)
Net cash provided by operations	$196,981	$126,473	$652,093	$501,839

Net Debt Reconciliation

(In thousands)

	December 31,	December 31,
	2012	2011

Current portion of long-term debt	$75,000	$—
Long-term debt	$1,012,000	$950,000
Total debt	$1,087,000	$950,000
Stockholders’ equity	2,131,447	2,104,768
Total Capitalization	$3,218,447	$3,054,768

Total debt	$1,087,000	$950,000
Less: Cash and cash equivalents	(30,736)	(29,911)
Net Debt	$1,056,264	$920,089

Net debt	$1,056,264	$920,089
Stockholders’ equity	2,131,447	2,104,768
Total Adjusted Capitalization	$3,187,711	$3,024,857

Total debt to total capitalization ratio	33.8%	31.1%
Less: Impact of cash and cash equivalents	0.6%	0.7%
Net Debt to Adjusted Capitalization Ratio	33.2%	30.4%